SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K



                                 CURRENT REPORT



                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



                                February 26. 1999
                                 Date of Report
                        (Date of earliest event reported)



                              ARIS INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)


             New York                 1-4814                   22-1715275
         (State or other            (Commission               (IRS Employer
         jurisdiction of            File Number)            Identification No.)
          incorporation)


                   475 Fifth Avenue. New York. New York 10017
              (Address of registrant's principal executive offices)


                                 (212) 686-5050
              (Registrant's telephone number, including area code)




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Items 2 and 5. Change of Control: Other Events.

     On February 26, 1999, Aris Industries, Inc., a New York corporation (the "Company"), The Simon Group, L.L.C., a New York limited liability company ("Simon") controlled by Arnold Simon, invested $20,000,000 into the Company in exchange for 24,107,145 shares of common stock of the Company ("Common Stock") and 2,093,790 shares of Series A Preferred Stock (which shares shall be convertible into 20,937,900 shares of Common Stock) pursuant to the terms and conditions of the Securities Purchase Agreement, dated as of February 26, 1999 (the "Purchase Agreement"), between the Company, Apollo Aris Partners, L.P., a Delaware limited partnership ("AAP"), AIF-II, L.P., a Delaware limited partnership ("AIF", and collectively with AAP, "Apollo"), Simon and Arnold Simon. The Securities Purchase Agreement was signed and closed on the same date.

     At the closing of the Purchase Agreement (the "Closing"), the Company redeemed from AIF the Series B Junior Secured Note of the Company held by AIF with a total outstanding balance of $10.7 million in exchange for $4,000,000 in cash plus 5,892,856 shares of Common Stock and 512,113 shares of Series A Preferred Stock (which shares shall be convertible into 5,121,130 shares of Common Stock).

     Following the Closing, Simon and Apollo will own approximately 63.4% and 23.7%, respectively, of the issued and outstanding Common Stock (including the shares of Common Stock to be issued upon the conversion of the Series A Preferred Stock).

     Charles S. Ramat and Robert Katz will continue as directors of the Company and four designees nominated by the Purchaser (Arnold Simon, Debra Simon, David Fidlon and Howard Schneider) were elected by the Board, replacing David Schreiber, Ed Yorke and John Hannan, who resigned as of the closing. The terms of office of Debra Simon and Howard Schneider will commence on the expiration of ten days from the mailing to the shareholders of the Company of an information statement pursuant to Rule 14f-1 of the Securities and Exchange Commission, which the Company intends to mail on or about March 3, 1999.

     At the Closing, the Company, Simon, Apollo and Charles S. Ramat entered into a Shareholders Agreement, pursuant to which, among other things, the parties agreed to certain limitations on sales of the Common Stock and Series A Preferred Stock held by such shareholders and to vote for the directors of the Company nominated by the Investor, provided that such nominations must include
(A) one director designated by Apollo, so long as it continues to own a specified number of shares, and (B) Charles S. Ramat, if at such time Mr. Ramat is entitled, pursuant to an Employment Agreement with the Company, to be nominated as a Director of the Company. The Company and such parties also entered into an Equity Registration Rights Agreement, pursuant to which the Company granted registration rights with respect to the Common Stock and Series A Preferred Stock (and the Common Stock issuable upon the conversion of such preferred stock) held by such shareholders.

     Effective as of the Closing, Arnold Simon became Chairman and Chief Executive Officer of the Company and Charles S. Ramat continued as President of the Company.



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     At the Closing,  the Company and Charles S. Ramat  entered into a Retention
Agreement setting forth further amendments to Mr. Ramat's Senior Executive Employment Agreement with the Company.

     For the terms and conditions of the Purchase Agreement, the Shareholders Agreement, the Equity Registration Rights Agreement and the Retention Agreement with Charles Ramat, reference is made to such documents attached hereto as Exhibits 10.111-10.114. All statements made herein concerning the foregoing agreements are qualified by reference to such Exhibits.

Item 7.   Financial Statements and Exhibits.

          (a)  Not applicable.

          (b)  Not applicable.

          (c)  10.111 Securities  Purchase Agreement,  dated as of February  26,
                      1999, between Aris Industries, Inc., Apollo Aris Partners, L.P., AIF-II, L.P., The Simon Group, L.L.C. and Arnold Simon.

               10.112 Shareholders  Agreement, dated as of  February  26,  1999, between Aris Industries, Inc., Apollo Aris Partners, L.P., AIF-II, L.P.,The Simon Group, L.L.C. and Charles S. Ramat.

               10.113 Equity Registration Rights Agreement, dated as of February
                      26, 1999, between Aris Industries, Inc., Apollo Aris Partners, L.P., AIF-II, L.P., The Simon Group, L.L.C. and Charles S. Ramat.

               10.114 Retention  Agreement dated as of February  26, 1999 by and between Aris Industries, Inc. and Charles S. Ramat.

               10.115 Aris Press Release dated February 26, 1999

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        ARIS INDUSTRIES, INC.



                                        By:  /s/ Paul Spector
                                             ----------------------------
                                             Paul Spector
                                             Senior Vice President and
                                             Chief Financial Officer


 Date:    February 26, 1999

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